Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

Th	e Board of Directors
Ga	rden Fresh Restaurant Corp.

          We consent to incorporation by reference in the registration statements (No. 33-93568, No. 333-57615, No. 333-93359 and No. 333-48440) on Form S-8 of Garden Fresh Restaurant Corp. of our report dated November 8, 2001, except as to Note 3, which is as of December 3, 2001, relating to the balance sheets of Garden Fresh Restaurant Corp. as of September 30, 2000 and 2001, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three year period ended September 30, 2001, which report appears in the September 30, 2001, annual report on Form 10-K of Garden Fresh Restaurant Corp.

/s/	KPMG LLP

San	Diego, California
De	cember 27, 2001